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EXHIBIT 99.2

FORM OF VENTANA GENETICS, INC. NON-QUALIFIED STOCK OPTION

No.

VENTANA GENETICS, INC.

NON-QUALIFIED STOCK OPTION

    THIS CERTIFICATE CERTIFIES THAT                        (the "Optionee") is the holder of a Non-Qualified Stock Option to purchase             shares of Ventana Genetics, Inc., $.001 par value common stock at a purchase price of $            share. The option to purchase common stock at the above mentioned price has been granted as of                        (the "Grant Date") and shall expire on                        .

Vesting Schedule:	shares on

shares on

shares on

VENTANA GENETICS, INC. STOCK OPTION AGREEMENT

WITNESSETH:

    WHEREAS, Ventana Genetics, Inc. (the "Company") has provided for the granting of stock options to shares of its $.001 par value common stock (the "Common Stock") to its employees, consultants, and other individuals whose efforts may aid the Company, and

    WHEREAS, the Optionee is an individual who is in a position to make an important contribution to the long-term performance of the Company:

    NOW, therefore, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
The Company hereby grants to the Optionee the Non-Qualified Stock Options to purchase the number of shares of Common Stock at the price and as at the Grant Date set forth on this Certificate and on the terms and conditions hereinafter stated.

2.
The number of shares of the Common Stock covered by the options granted hereby and the price per share at which such options may be exercised shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of the Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of issued and outstanding shares of the Common Stock effected without receipt of consideration by the Company in order to preserve but not to increase the benefits to the Optionee. Any adjustment made pursuant to this Paragraph 2 as a consequence of a change in the corporate structure of the Company shall not entitle the Optionee to acquire a number of shares of Stock of the Company or shares of stock of any successor company greater than the number of shares the Optionee would receive if, prior to such change, the Optionee had actually held a number of shares of Stock equal to the number of shares subject to this option. If the Company shall not be the surviving corporation in any merger, consolidation. reorganization, dissolution, liquidation, or similar event, every option outstanding hereunder shall terminate unless the agreement governing the transaction provides otherwise, provided that the Optionee shall have the right immediately prior to such transaction to exercise the option in whole or in part without regard to the vesting provisions of Paragraph 3. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by a committee appointed by the Board of Directors of the Company (the "Committee"), whose determination in that respect shall be final, binding and conclusive. The grant of this option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganization or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business assets.

3.
Subject to the provisions of Paragraphs 4 and 10, the number of shares subject to each option granted hereby shall be exercisable in whole or in part in accordance with the vesting schedule set forth in this Certificate. The Company shall have the right to cancel any Non-Qualified Stock Option granted hereby at any time before it otherwise would expire by its terms and to grant to the Optionee in substitution therefor a new Non-Qualified Stock Option stating an option price which is lower than the option price of such cancelled option. Any such substituted option shall be subject to the same terms and conditions as such cancelled option; provided, however, that such substituted option may not be exercisable after the expiration of ten years from the date such cancelled option was originally granted. No partial exercise of any option granted hereby will be permitted for less than one hundred shares. If any option granted hereby is exercised in part, the unexercised portion of such option shall continue to be held by the Optionee and may thereafter be exercised in accordance with this Agreement. The Company shall not issue fractional shares.

4.
If Optionee dies while serving as an independent contractor or director of the Company, the options granted hereby may be exercised (subject to the provisions of Paragraph 10 hereof) at any time within two years after the Optionee's death by the Optionee's transferee to the same extent as such options were exercisable under Paragraph 3 immediately prior to death. The Optionee's transferee shall be the executor or administrator of his estate or any person who shall have acquired any such option from the Optionee by his will or the applicable law of descent and distribution. Any such transferee exercising such option must furnish the Company upon request of the Committee (i) written notice of his status as transferee, (ii) evidence satisfactory to the Company to establish the validity of the transfer of the option in compliance with any laws or regulations pertaining to said transfer, and (iii) written acceptance of the terms and conditions of the option as prescribed in this Agreement.

5.
The options granted hereby shall be exercisable during the Optionee's lifetime only by him and shall be nontransferable by the Optionee otherwise than by will or the laws of descent and distribution.

6.
The options granted hereby may be exercised by the person then entitled to do so as to any shares which may then be purchased by giving notice of exercise to the Company, specifying the number of full shares to be purchased and accompanied by full payment of the purchase price thereof and the amount of any income tax the Company is required by law to withhold by reason of such exercise. The purchase price shall be payable in legal tender of the United States.

7.
Neither the Optionee nor any person claiming under or through him shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of any option granted hereby, until the date of the receipt of payment by the Company and the issuance of a stock certificate to him for such shares in accordance with the terms hereof. No adjustment shall be made as to the options granted hereby for any dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date of payment, except as provided in Paragraph 2 above.

8.
Any notice to be given to the Company under the terms of this Agreement shall be addressed to Ventana Genetics, Inc., in care of its Assistant Secretary, at 421 Wakara Way, Suite 201, Salt Lake City, Utah 84108, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Optionee shall be addressed to the Optionee at the address maintained by the Company in its records or at any such other address as the Optionee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government.

9.
Except as otherwise provided herein, the options granted hereby and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process upon the rights and privileges conferred hereby. Upon any attempt to transfer, assign, pledge or otherwise dispose of any such option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, said option and the rights and privileges conferred hereby shall immediately become null and void.

10.
With respect to any Non-Qualified Stock Option granted hereby, notwithstanding any other provisions of this Agreement, such option, or any option which may be substituted for such option by the Company, is not exercisable after the expiration of ten years from the Grant Date.

11.
Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

12.
The rights awarded hereby are subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of the shares subject to such rights upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such rights or the issue of shares in connection therewith, such rights may not be exercised or paid in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

13.
The parties hereto agree that any action relating to this Agreement shall be instituted and processed in the courts in the State of Utah, and each party waives the right to change of venue.

14.
With respect to any Non-Qualified Stock Option granted hereby, subject to any service contract with the Optionee, the terms of service by the Optionee shall be determined from time to time by the Company hiring the Optionee, and the Company hiring the Optionee shall have the right, which is hereby expressly reserved, to terminate the Optionee or change the terms of the service relationship at any time for any reason whatsoever, with or without good cause.

15.
In the event that any provision in this Agreement shall be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on the remaining provisions of this Agreement.

President:	Assistant Secretary:

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  EXHIBIT 99.2
FORM OF VENTANA GENETICS, INC. NON-QUALIFIED STOCK OPTION
VENTANA GENETICS, INC. NON-QUALIFIED STOCK OPTION